As Filed with the Securities and Exchange Commission on September 6, 2007.
Registration Statement No. 333-138439

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDINAL HEALTH, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	5122 (Primary Standard Industrial Classification Code Number)	31-0958666 (I.R.S. Employer Identification No.)

7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Ivan K. Fong, Esq.
Chief Legal Officer and Secretary
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

John M. Gherlein, Esq. Baker & Hostetler LLP 3200 National City Center 1900 East 9th Street Cleveland, Ohio 44114 (216) 621-0200	John M. Adams, Jr., Esq. Associate General Counsel Cardinal Health, Inc. 7000 Cardinal Place Dublin, Ohio 43017 (614) 757-5000

Approximate date of commencement of proposed exchange offer:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2007

Prospectus

Cardinal Health, Inc.
Offer to Exchange

$350 million aggregate principal amount of floating rate notes due 2009 in exchange for
$350 million aggregate principal amount of floating rate notes due 2009 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”),
and
$500 million aggregate principal amount of 5.80% notes due 2016 in exchange for
$500 million aggregate principal amount of 5.80% notes due 2016 which have been registered under the Securities Act

We refer to the registered floating rate notes and 5.80% notes (the “fixed rate notes”) in this exchange offer collectively as the exchange notes, and to all outstanding floating rate notes and outstanding fixed rate notes collectively as the restricted notes.

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2007,
unless we extend the exchange offer in our sole and absolute discretion.

Terms of the exchange offer:

•	We will exchange exchange notes for all outstanding restricted notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of restricted notes at any time prior to the expiration of the exchange offer.

•	The terms of the exchange notes are substantially identical to those of the restricted notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the restricted notes do not apply to the exchange notes.

•	The exchange of restricted notes for exchange notes generally will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption “Certain U.S. federal income tax considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the restricted notes in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the restricted notes.

There is no established trading market for the exchange notes.

See “Risk factors” beginning on page 8 for a discussion of risks you should consider prior to tendering your outstanding restricted notes for exchange.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or the “Company” mean Cardinal Health, Inc. and its consolidated subsidiaries, and references to “Cardinal Health” refer to Cardinal Health, Inc., excluding its consolidated subsidiaries. References to our fiscal years in this prospectus mean the fiscal year ended or ending on June 30 of such year. For example, “fiscal 2007” refers to the fiscal year ended June 30, 2007.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request to:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5222
Attention: Investor Relations

In order to obtain timely delivery, you must request the information no later than          , 2007, which is five business days before the expiration date of the exchange offer.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of the restricted notes in any jurisdiction in which the exchange offer or the acceptance of the offers would not be in compliance with the securities or blue sky laws of that jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date indicated within the relevant document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since then.

Summary

The following summary information is qualified by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus and the documents incorporated by reference herein. See “Where you can find more information and incorporation by reference” on page 43 of this prospectus. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

The Company

We are a leading provider of products and services that improve the safety and productivity of healthcare. We are one of the largest distributors of pharmaceuticals and medical supplies focusing on making supply chains more efficient. We distribute approximately one-third of all pharmaceuticals prescribed in the United States and also distribute or manufacture products that are used in approximately 50% of all surgeries in the United States. We develop market-leading technologies, including Alaris infusion pumps, Pyxis automated dispensing systems, MedMinedtm electronic infection surveillance, Viasys respiratory care products and the Care Fusiontm patient identification system. Our Pyxis and Alaris systems distribute approximately 8.5 million doses of medication every day. Customers include hospitals and clinics, some of the largest drug store chains in the United States and many other healthcare providers and retail outlets. We believe that our depth and breadth of products is unique in the industry and gives us a competitive advantage.

The mailing address of our executive offices is: Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, and our telephone number is (614) 757-5000.

The foregoing information concerning us does not purport to be comprehensive. For additional information concerning our business and affairs, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which we may be subject, please refer to “Risk factors” in this prospectus and the information in the documents incorporated by reference in this prospectus.

Summary description of the exchange offer

On October 3, 2006, we completed the private offering of $350.0 million aggregate principal amount of floating rate notes due 2009 and $500.0 million aggregate principal amount of 5.80% notes due 2016 (or “fixed rate notes”), which we refer to collectively as the “restricted notes.” As part of that offering, we entered into a registration rights agreement with the initial purchasers of those restricted notes in which we agreed, among other things, to deliver a prospectus to you and to complete an exchange offer for the restricted notes. Below is a summary of the exchange offer.

Restricted notes	$350.0 million aggregate principal amount of floating rate notes due 2009 (the “floating rate restricted notes”) and $500.0 million aggregate principal amount of 5.80% notes due 2016 (the “fixed rate restricted notes”).

Exchange notes	$350.0 million aggregate principal amount of floating rate notes due 2009 (the “floating rate exchange notes”) and $500.0 million aggregate principal amount of 5.80% notes due 2016 (the “fixed rate exchange notes”), in each case, the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”).

The form and terms of the floating rate exchange notes are identical in all material respects to those of the floating rate restricted notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the floating rate restricted notes do not apply to the floating rate exchange notes.

The form and terms of the fixed rate exchange notes are identical in all material respects to those of the fixed rate restricted notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the fixed rate restricted notes do not apply to the fixed rate exchange notes.

Exchange offer	We are offering to exchange

• $350.0 million aggregate principal amount of floating rate exchange notes for a like principal amount of floating rate restricted notes and

• $500.0 million aggregate principal amount of fixed rate exchange notes for a like principal amount of fixed rate restricted notes to satisfy our obligations under the registration rights agreement that we entered into when the restricted notes were issued in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration date; extensions; amendments	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, unless extended in our sole and absolute discretion. See “The exchange offer — Terms of the exchange offer.” We reserve the right to amend the exchange offer in any manner in our sole discretion.

Withdrawal	You may withdraw any restricted notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The exchange offer — Withdrawal rights.”

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may waive. See “The exchange offer — Conditions to the exchange offer.”

Resales	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

• you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

• you are acquiring the exchange notes in your ordinary course of business; and

• if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for restricted notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see “Plan of distribution.”

By executing the letter of transmittal relating to this offer, or by agreeing to the terms of the letter of transmittal, you represent to us that you satisfy each of these conditions. If you do not satisfy any of these conditions and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act with respect to such matters.

If you are an affiliate of ours, or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC;

• you will not be entitled to participate in the exchange offer; and

• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See “The exchange offer — Consequences of failure to exchange restricted notes” and “The exchange offer — Consequences of exchanging restricted notes” for more information.

Procedures for tendering the restricted notes	Except as described in the section entitled “The exchange offer — Guaranteed delivery procedures,” a tendering holder must, on or prior to the expiration date:

• transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or

• if the restricted notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message to the exchange agent at the address listed in this prospectus.

See “The exchange offer — Procedures for tendering.”

Special procedures for beneficial owners	If you are the beneficial owner of restricted notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should promptly contact the person in whose name your restricted notes are registered and instruct that person to tender on your behalf. See “The exchange offer — Procedures for tendering.”

Guaranteed delivery procedures	If you wish to tender your restricted notes and you cannot deliver the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may tender your restricted notes by following the guaranteed delivery procedures under the heading “The exchange offer — Guaranteed delivery procedures.”

Use of proceeds	We will not receive any proceeds from the exchange offer.

Exchange agent	The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent listed below under the heading “The exchange offer — Exchange agent.”

Broker-Dealer	Each broker or dealer that receives exchange notes for its own account in exchange for restricted notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its restricted notes directly from us:

• may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes which were received by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of not more than 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution” for more information.

Tax consequences	The exchange pursuant to the exchange offer will generally not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. federal income tax consequences.”

Appraisal rights	You do not have appraisal or dissenter’s rights in connection with the exchange offer.

Registration rights	When we issued the restricted notes on October 3, 2006, we entered into a registration rights agreement with the initial purchasers of the restricted notes. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to:

• not later than 240 days after the issue date of the restricted notes, file and cause to become effective a registration statement relating to an offer by the Company to holders to exchange the restricted notes for the exchange notes;

• consummate the exchange offer within 270 days after the issue date of the restricted notes; and

• file a shelf registration statement for the resale of the notes if we cannot consummate the exchange offer within the time periods listed above and under other circumstances specified in the registration rights agreement.

Upon the failure to meet these deadlines, additional interest began to accrue on the notes in an amount equal to one-quarter of one percent (0.25%) per year on the principal amount of the notes with respect to the first 90-day period immediately following the occurrence of such registration default. The amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per year on the principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of one-half of one percent (0.50%) per year for each year in which the registration defaults remain uncured. Following the cure of such defaults, interest accrual will resume at a rate of 5.80% per year with respect to the fixed rate notes and at the then applicable floating rate per year with respect to the floating rate notes.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Consequences of not exchanging the restricted notes	If you do not exchange your restricted notes in the exchange offer, your restricted notes will continue to be subject to the restrictions on transfer currently applicable to the restricted notes. In general, you may offer or sell your restricted notes only:

• if they are registered under the Securities Act and applicable state securities laws;

• if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

• if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

After the exchange offer is completed, you will not be entitled to any exchange or registration rights with respect to your restricted notes, except under limited circumstances. See “The exchange offer — Consequences of failure to exchange restricted notes.”

Summary description of the exchange notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The registered floating rate notes and fixed rate notes are referred to herein as the exchange notes, and the exchange notes together with the restricted notes are referred to together as the notes. The “Description of the exchange notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	Cardinal Health, Inc.

Exchange notes offered	$850 million aggregate principal amount of notes:

• $350 million aggregate principal amount of floating rate notes due 2009

• $500 million aggregate principal amount of 5.80% notes due 2016

Interest	Interest on the floating rate exchange notes will accrue at a floating rate equal to the three-month LIBOR plus 0.27%, which will be reset quarterly. We will pay interest on the floating rate exchange notes on January 2, April 2, July 2 and October 2. Interest on the floating rate exchange notes will accrue from the most recent interest payment date on which interest has been paid, or if no interest has been paid, from October 3, 2006.

Interest on the fixed rate exchange notes will accrue at 5.80% per year. We will pay interest on the fixed rate exchange notes on April 15 and October 15. Interest on the fixed rate exchange notes will accrue from the most recent interest payment date on which interest has been paid, or if no interest has been paid, from October 3, 2006.

Maturity	For the floating rate exchange notes: October 2, 2009

For the fixed rate exchange notes: October 15, 2016

Ranking	The exchange notes will be senior unsecured debt obligations of Cardinal Health. The exchange notes will rank equally with all of our existing and future unsecured senior debt and senior to all of our existing and future subordinated debt. As of June 30, 2007, Cardinal Health had outstanding approximately $2,178.0 million of unsecured indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the notes would rank equally.

The exchange notes will be effectively subordinated to the liabilities of Cardinal Health’s subsidiaries, including trade payables. As of June 30, 2007, Cardinal Health’s subsidiaries had outstanding approximately $303.2 million of indebtedness for borrowed money ($267.7 million of which is guaranteed by Cardinal Health) and had an aggregate of approximately $9.2 billion of trade payables, to which the exchange notes would be effectively subordinated.

The exchange notes will also effectively rank junior in right of payment to any secured debt of Cardinal Health to the extent of the value of the assets securing such debt.

Optional redemption	We may redeem the fixed rate exchange notes prior to maturity, in whole or in part, at a redemption price equal to the greater of the principal amount of such notes and the make-whole price described under “Description of the exchange notes — Optional redemption,” plus, in each case, accrued and unpaid interest. The floating rate exchange notes are not redeemable.

Further issuances	We may create and issue further notes ranking equally and ratably in all respects with any of the series of exchange notes offered by this prospectus, so that such further notes will be consolidated and form a single series with the applicable series of exchange notes offered by this prospectus and will have the same terms as to status, redemption or otherwise.

Form of notes	The exchange notes of each series will be represented by one or more global notes. The global notes will be deposited with the trustee of the notes as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., or another nominee designated by DTC.

Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”), as operator of the Euroclear System.

Absence of a public market	The exchange notes of each series will be freely transferable but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development of liquidity of any market for each series of the exchange notes. The initial purchasers are not obligated to make a market in the exchange notes, and may discontinue any such market making activities at any time without notice.

Risk factors	See “Risk factors” beginning on page 8 for discussion of factors you should carefully consider before deciding to invest in the notes.

Risk factors

Investing in Cardinal Health’s notes involves various risks. The risks described below could materially and adversely affect our results of operations, financial condition, liquidity and cash flows. You should carefully consider the risks and uncertainties described below and the other information in this prospectus and in the documents incorporated by reference before deciding whether to purchase Cardinal Health’s notes. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations.

Risks related to the exchange offer

Holders of restricted notes who fail to exchange their restricted notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your restricted notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the restricted notes. The restrictions on transfer of your restricted notes arise because we issued the restricted notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the restricted notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the restricted notes under the Securities Act. For further information regarding the consequences of tendering your restricted notes in the exchange offer, see the discussion below under the captions “The exchange offer — Consequences of failure to exchange restricted notes” and “The exchange offer — Consequences of exchanging restricted notes.”

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for restricted notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of restricted notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of restricted notes for exchange. Restricted notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The exchange offer — Procedures for tendering,” “The exchange offer — Consequences of failure to exchange restricted notes” and “The exchange offer — Consequences of exchanging restricted notes.”

Some holders who exchange their restricted notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your restricted notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks related to our business

Competitive pressures could adversely affect our results of operations and financial condition.

We operate in markets that are highly competitive. For example, our pharmaceutical supply chain business competes with two national wholesale distributors, McKesson Corporation and AmerisourceBergen Corporation, and a number of smaller regional wholesale distributors, self-warehousing chains, direct selling manufacturers, specialty distributors and third-party logistics companies. In addition, certain of our customers have consolidated and may continue to do so in the future. Competitive pressures could adversely affect our results of operations and financial condition.

Substantial defaults or a material reduction in purchases of our products by large customers could have an adverse effect on our results of operations and financial condition.

In recent years, a significant portion of our growth has been derived from a limited number of large customers. Our largest customers, CVS and Walgreens, accounted for approximately 21% and 19%, respectively, of our revenue for fiscal 2007. The aggregate of our five largest customers, including CVS and Walgreens, accounted for approximately 50% of our revenue for fiscal 2007. In addition, CVS and Walgreens accounted for 20% and 27%, respectively, of our gross trade receivable balance at June 30, 2007. As a result, our sales and credit concentration is significant. Any defaults in payment or a material reduction in purchases from these or other large customers could have an adverse effect on our results of operations and financial condition.

In addition, certain of our businesses have entered into agreements with GPOs. Approximately 10% of our revenue for fiscal 2007 was derived from GPO members through the contractual arrangements established with Novation and Premier. Generally, compliance by GPO members with GPO vendor selections is voluntary. Still, the loss of an agreement with a GPO could have an adverse effect on our results of operations and financial condition because we could lose customers or have to reduce prices as a result.

Changes in the United States healthcare environment could adversely affect our results of operations and financial condition.

The healthcare industry has changed significantly over time and we expect the industry to continue to change significantly in the future. Some of these changes, such as adverse changes in government funding of healthcare services, legislation or regulations governing the privacy of patient information, or the delivery or pricing of or reimbursement for pharmaceuticals and healthcare services or mandated benefits, may cause healthcare industry participants to reduce the amount of our products and services they purchase or the price they are willing to pay for our products and services. We expect continued government and private payor pressure to reduce pharmaceutical pricing. Changes in the healthcare industry’s or any suppliers’ pricing, reimbursement, selling, inventory, distribution or supply policies or practices, or changes in our customer mix, could also significantly reduce our revenue, increase our costs or otherwise significantly impact our results of operations.

Healthcare and public policy trends indicate that the number of generic pharmaceuticals will increase over the next few years as a result of the expiration of certain pharmaceutical patents. A decrease in the availability or changes in pricing of or reimbursements for generic pharmaceuticals could adversely affect our results of operations and financial condition.

There have been increasing efforts by various levels of government, including state departments of health, state boards of pharmacy and comparable agencies, to regulate the pharmaceutical distribution system in order to prevent the introduction of counterfeit, adulterated or mislabeled pharmaceuticals into the distribution system. Several states have adopted or are considering adopting laws and regulations, including pedigree tracking requirements, that are intended to protect the integrity of the pharmaceutical distribution system. Florida has adopted pedigree tracking requirements and California has enacted a law requiring chain of custody technology using electronic pedigrees. Regulations requiring pedigree and chain of custody tracking in certain circumstances adopted under the federal Prescription Drug Marketing Act became effective on December 1, 2006. These federal regulations have been challenged in a case brought by secondary distributors. A preliminary injunction was issued by the federal District Court for the Eastern District of New York that temporarily enjoined implementation of these federal regulations. These laws and regulations could increase the overall regulatory burden and costs associated with our pharmaceutical supply chain business, and could adversely affect our results of operations and financial condition.

The Deficit Reduction Act of 2005 (“DRA”) includes provisions that change the prescription drug reimbursement formula for generic pharmaceuticals under Medicaid to a reimbursement formula based on the lowest average manufacturers’ price in an effort to reduce costs for that program. The Centers for Medicare and Medicaid Services (“CMS”) released a final rule implementing these provisions on July 6, 2007. Under the final rule, the major changes with respect to generic pharmaceuticals are expected to become effective in the second and third quarters of fiscal 2008. The final rule also requires for the first time public reporting by the manufacturers of the average manufacturers’ price (as defined by CMS) for branded and generic pharmaceuticals. We are continuing to work with our customers and the regulatory agencies in this process. We are currently developing plans to mitigate the potential impact of these legislative changes. If we fail to successfully develop and implement such plans, this change in reimbursement formula and related reporting requirements and other provisions of the DRA could adversely affect our results of operations and financial condition.

Our Healthcare Supply Chain Services — Medical segment, at times, purchases medical/surgical and laboratory products from vendors other than the original manufacturer of such products. Certain manufacturers have adopted policies limiting the ability of the segment’s businesses to purchase products from anyone other than the manufacturer. If this practice becomes more widespread, the ability of the Healthcare Supply Chain Services — Medical segment to purchase products from other distributors, as well as its ability to sell excess inventories to other distributors, may be impaired. This could adversely affect our results of operations and financial condition.

Our pharmaceutical supply chain business is subject to appreciation in branded pharmaceutical prices and deflation in generic pharmaceutical prices, which subjects us to risks and uncertainties.

Some distribution service agreements that we have entered into with branded pharmaceutical manufacturers have a price appreciation-based component to them in addition to a service fee component. We also continue to generate gross margin from the sale of some manufacturers’ products from pharmaceutical price appreciation without receiving distribution service agreement fees. If the frequency or rate of branded pharmaceutical price appreciation slows, our results of operations and financial condition could be adversely affected.

In addition, the pharmaceutical supply chain business distributes generic pharmaceuticals, which are generally subject to price deflation. If the frequency or rate of generic pharmaceutical price deflation accelerates, our results of operations and financial condition could be adversely affected.

We are subject to legal proceedings that could adversely affect our results of operations and financial condition.

We are involved in a number of legal proceedings, which, if decided adversely to us or settled by us on unfavorable terms, could have an adverse effect on our results of operations and financial condition. We discuss these legal proceedings in greater detail in Note 12 of “Notes to Consolidated Financial Statements” in Cardinal Health’s annual report on Form 10-K for the fiscal year ended June 30, 2007 (the “2007 Form 10-K”).

In addition, our products or services expose us to product and professional liability risks. The availability of product liability insurance for large companies in the pharmaceutical and medical device industry is generally more limited than insurance available to smaller companies and companies in other industries. Insurance carriers providing product liability insurance to large pharmaceutical and medical device companies generally limit the amount of available policy limits, require larger self-insured retentions and include exclusions for certain products. There can be no assurance that a successful product or professional liability claim would be adequately covered by our applicable insurance policies or by any applicable contractual indemnity and, as such, these claims could adversely affect our results of operations and financial condition.

Failure to comply with existing and future regulatory requirements could adversely affect our results of operations and financial condition.

The healthcare industry is highly regulated. We are subject to various local, state, federal, foreign and transnational laws and regulations, which include the operating and security standards of the United States Drug Enforcement Administration (the “DEA”), the Food and Drug Administration (the “FDA”), various state boards of pharmacy, state health departments, the United States Nuclear Regulatory Commission (the “NRC”), the Department of Health and Human Services (“DHHS”), the European Union member states and other comparable agencies. Certain of our subsidiaries may be required to register for permits and/or licenses with, and comply with operating and security standards of, the DEA, the FDA, the NRC, DHHS and various state boards of pharmacy, state health departments and/or comparable state agencies as well as foreign agencies and certain accrediting bodies depending upon the type of operations and location of product distribution, manufacturing and sale.

Although we believe that we are in compliance, in all material respects, with applicable laws and regulations, there can be no assurance that a regulatory agency or tribunal would not reach a different conclusion concerning the compliance of our operations with applicable laws and regulations. In addition, there can be no assurance that we will be able to maintain or renew existing permits, licenses or any other regulatory approvals or obtain without significant delay future permits, licenses or other approvals needed for the operation of our businesses. Any noncompliance by us with applicable laws and regulations or the failure to maintain, renew or obtain necessary permits and licenses could have an adverse effect on our results of operations and financial condition.

The manufacture, distribution and marketing of certain of our products are subject to extensive ongoing regulation by the FDA. Failure to comply with the requirements of the FDA could result in warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, refusal of the government to grant approvals, restrictions on operations or withdrawal of existing approvals. See Note 12 of “Notes to Consolidated Financial Statements” in the 2007 Form 10-K for a discussion of the Alaris SE Pump recall. Any of these actions could cause a loss of customer confidence in us and our products which could adversely affect our sales. In addition, third parties may file claims against us in connection these issues.

We are also subject to extensive local, state and federal laws and regulations relating to healthcare fraud and abuse. The federal government continues to scrutinize potentially fraudulent practices in the healthcare industry in an attempt to minimize the cost that such practices have on Medicare, Medicaid and other government healthcare programs. In addition, state attorney general offices have investigated, and may in the future investigate, our operations for compliance with such laws and regulations. For example, certain state attorney general offices are alleging that we have caused Medicaid reimbursements to be paid for repackaged pharmaceuticals without paying the required Medicaid rebate and that certain of our repackaging business practices violates the Medicaid rebate statute. See Note 12 of “Notes to Consolidated Financial Statements” in the 2007 Form 10-K for a discussion of the state attorneys general investigation related to repackaged pharmaceuticals. Many of these laws and regulations are complex and broadly written and could be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations. If we fail to comply with applicable laws and regulations, we could suffer civil damages and criminal penalties, including the loss of licenses or our ability to participate in Medicare, Medicaid and other federal and state healthcare programs.

Circumstances associated with our acquisition strategy could adversely affect our results of operations and financial condition.

An important element of our growth strategy historically has been the pursuit of acquisitions of other businesses which expand or complement our existing businesses. Acquisitions involve risks, including the risk that we overpay for a business or are unable to obtain the synergies and other expected benefits from acquiring a business in a timely manner, or at all. Integrating acquired businesses also involves a number of special risks, including the following:

•	the possibility that management may be distracted from regular business concerns by the need to integrate operations;

•	unforeseen difficulties in integrating operations and systems and realizing potential revenue synergies and cost savings;

•	problems assimilating and retaining the management or employees of the acquired company or our employees following an acquisition;

•	accounting issues that could arise in connection with, or as a result of, the acquisition of the acquired company, including issues related to internal control over financial reporting;

•	regulatory or compliance issues that could exist for an acquired company or business;

•	challenges in retaining the customers of the combined businesses; and

•	potential adverse short-term effects on results of operations through increased costs or otherwise.

If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, our results of operations and financial condition could be adversely affected.

Consolidating the headquarters of the Healthcare Supply Chain Services sector could adversely affect our results of operations and financial condition.

On April 30, 2007, we announced that we were moving the headquarters of our Healthcare Supply Chain Services — Medical segment and certain corporate functions from Waukegan, Illinois to our corporate headquarters in Dublin, Ohio. This consolidation is expected to take place over the next two years. The consolidation could result in customer service and other business disruptions in the Healthcare Supply Chain Services — Medical segment and challenges in retaining this segment’s key employees. If we are unable to successfully complete the Healthcare Supply Chain Services headquarters consolidation, our results of operations and financial condition could be adversely affected.

Our future results of operations are subject to fluctuations in the costs and availability of purchased components, compounds, raw materials and energy.

We depend on various components, compounds, raw materials, and energy (including oil and natural gas and their derivatives) supplied by others for the manufacturing of our products through our Clinical Technologies and Services and Medical Products Manufacturing segments. It is possible that any of our supplier relationships could be interrupted due to natural disasters or other events or could be terminated in the future. Any sustained interruption in our receipt of adequate supplies could have an adverse effect on us. In addition, while we have processes to minimize volatility in component and material pricing, no assurance can be given that we will be able to successfully manage price fluctuations or that future price fluctuations or shortages will not have an adverse effect on our results of operations.

Proprietary technology protections may not be adequate.

We rely on a combination of trade secret, patent, copyright and trademark laws, nondisclosure and other contractual provisions and technical measures to protect a number of our products, services and intangible assets. These proprietary rights are important to our ongoing operations. There can be no assurance that these protections will provide meaningful protection against competitive products or services or otherwise be commercially valuable or that we will be successful in obtaining additional intellectual property or enforcing our intellectual property rights against unauthorized users. There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

The products that we manufacture or distribute may be found to infringe on the intellectual property rights of third parties.

From time to time, third parties have asserted infringement claims against us and there can be no assurance that third parties will not assert infringement claims against us in the future. While we believe that the products that we currently manufacture using our proprietary technology do not infringe upon proprietary rights of other parties or that meritorious defenses would exist with respect to any assertions to the contrary, there can be no assurance that we would not be found to infringe on the proprietary rights of others.

We may be subject to litigation over infringement claims regarding the products we manufacture or distribute. This type of litigation can be costly and time consuming and could generate significant expenses, damage payments or restrictions or prohibitions on our use of our technology, which could adversely affect our results of operations. In addition, if we are found to be infringing on proprietary rights of others, we may be required to develop non-infringing technology, obtain a license or cease making, using and/or selling the infringing products.

Generic drug manufacturers are increasingly challenging the validity or enforceability of patents on branded pharmaceutical products. During the pendency of these legal challenges, a generics manufacturer may begin manufacturing and selling a generic version of the branded product prior to the final resolution to its legal challenge over the branded product’s patent. We may distribute that generic product purchased from the generics manufacturer. As a result, the brand-name company may assert infringement claims against us. While we generally obtain indemnity rights from generic manufacturers as a condition of distributing their products, there can be no assurances that these indemnity rights will be adequate or sufficient to protect us.

Risks generally associated with our information systems and implementation of a new accounting software system could adversely affect our results of operations or the effectiveness of internal control over financial reporting.

We rely on information systems in our business to obtain, rapidly process, analyze and manage data to:

•	facilitate the purchase and distribution of thousands of inventory items from numerous distribution centers;

•	receive, process and ship orders on a timely basis;

•	manage the accurate billing and collections for thousands of customers;

•	process payments to suppliers; and

•	facilitate the manufacturing and assembly of medical products.

Our results of operations could be adversely affected if these systems are interrupted, damaged by unforeseen events or fail for any extended period of time, including due to the actions of third parties.

In addition, in July 2007, we began implementing a new accounting software system and will transition selected financial processes to the new system throughout fiscal 2008 and 2009. If we do not effectively implement this system or if the system does not operate as intended, it could adversely affect the effectiveness of our internal control over financial reporting.

Tax legislation initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

We are a large multinational corporation with operations in the United States and international jurisdictions. As such, we are subject to the tax laws and regulations of the United States federal, state and local governments and of many international jurisdictions. From time to time, various legislative initiatives may be proposed that could adversely affect our tax positions. There can be no assurance that our effective tax rate or tax payments will not be adversely affected by these initiatives. In addition, United States federal, state and local, as well as international, tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge.

Our global operations are subject to a number of economic, political and regulatory risks.

We conduct our operations in various regions of the world outside of the United States, including North America, South America, Europe and Asia Pacific. Global economic and regulatory developments affect businesses such as ours in many ways. Operations are subject to the effects of global competition. Particular local jurisdiction risks include regulatory risks arising from local laws. Our global operations are affected by local economic environments, including inflation, recession and currency volatility. Political changes, some of which may be disruptive, can interfere with our supply chain and customers and all of our activities in a particular location. While some of these risks can be hedged using derivatives or other financial instruments and some of these other risks may be insurable, such attempts to mitigate these risks are costly and not always successful.

Information regarding forward-looking statements

Cardinal Health’s filings with the SEC, including the 2007 Form 10-K, Cardinal Health’s Annual Report to Shareholders, any quarterly report on Form 10-Q or any current report on Form 8-K of Cardinal Health (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include or incorporate by reference forward-looking statements which reflect Cardinal Health’s current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	the loss of, or default by, one or more key customers or suppliers, such as pharmaceutical or medical/surgical manufacturers for which alternative supplies may not be available or easily replaceable;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price appreciation;

•	changes in hospital buying groups or hospital buying practices;

•	changes in the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation, or changes in the timing of generic pharmaceutical launches;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution;

•	the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	future actions of regulatory bodies and other government authorities, including the FDA and foreign counterparts, that could delay, limit or suspend product development, manufacturing or sale or result in seizures, injunctions and monetary sanctions;

•	injury to person or property resulting from our manufacturing, compounding, repackaging, information systems or pharmacy management services;

•	the results, consequences, effects or timing of any commercial disputes, patent infringement claims, shareholder claims, derivative claims, or other legal proceedings;

•	uncertainties related to finalizing a settlement of the class-action securities litigation, including obtaining court approval of the settlement;

•	the costs, effects, timing or success of restructuring programs or plans;

•	downgrades of our credit ratings, and the potential that such downgrades could adversely affect our access to capital or increase our cost of capital;

•	increased costs for the components, compounds, raw materials or energy used by our manufacturing businesses or shortages in these inputs;

•	the risks of counterfeit products in the supply chain;

•	the continued financial viability and success of our customers, suppliers and franchisees;

•	failure to retain or continue to attract senior management or key personnel;

•	risks associated with international operations, including fluctuations in currency exchange costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

•	difficulties or delays in the development, production, manufacturing and marketing of new products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	difficulties and costs associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	disruption or damage to or failure of our information systems;

•	uncertainties relating to general economic, political, business, industry, regulatory and market conditions; and

•	other factors described above under the caption “Risk factors — Risks related to our business.”

The words “believe,” “expect,” “anticipate,” “project,” “estimate,” “target,” “intend,” “seek,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, except to the extent required under applicable law.

Use of proceeds

We will not receive any proceeds from the exchange offer. Any restricted notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

Ratio of earnings to fixed charges

Our ratio of earnings to fixed charges for each of the fiscal years ended June 30, 2003 through 2007 was as follows:

	Fiscal Year Ended June 30,
	2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	6.4	10.0	10.8	20.2	16.8

The ratio of earnings to fixed charges is computed by dividing fixed charges of Cardinal Health and its consolidated subsidiaries into earnings before income taxes, discontinued operations and cumulative effect of changes in accounting plus fixed charges and capitalized interest. Fixed charges include interest expense, amortization of debt offering costs and the portion of rent expense which is deemed to be representative of the interest factor. Interest expense recorded on tax exposures has been recorded in income tax expenses and has therefore been excluded from the calculation.

Selected consolidated historical financial data

	At or for the Fiscal Year Ended June 30,(1)
	2007	2006(2)	2005	2004	2003
	(In millions, except per common share amounts)

Earnings Data:
Revenue	$86,852.0	$79,664.2	$72,666.0	$63,043.1	$55,077.3
Earnings from continuing operations before cumulative effect of change in accounting	$839.7	$1,163.3	$1,067.1	$1,354.8	$1,192.5
Earnings/(loss) from discontinued operations(3)	1,091.4	(163.2)	(16.4)	158.2	182.6
Cumulative effect of change in accounting(4)	—	—	—	(38.5)	—
Net earnings	$1,931.1	$1,000.1	$1,050.7	$1,474.5	$1,375.1
Basic earnings/(loss) per Common Share
Continuing operations	$2.13	$2.76	$2.48	$3.12	$2.67
Discontinued operations(3)	2.76	(0.38)	(0.04)	0.36	0.41
Cumulative effect of change in accounting(4)	—	—	—	(0.09)	—
Net basic earnings per Common Share	$4.89	$2.38	$2.44	$3.39	$3.08
Diluted earnings/(loss) per Common Share
Continuing operations	$2.07	$2.71	$2.45	$3.08	$2.63
Discontinued operations(3)	2.70	(0.38)	(0.04)	0.36	0.40
Cumulative effect of change in accounting(4)	—	—	—	(0.09)	—
Net diluted earnings per Common Share	$4.77	$2.33	$2.41	$3.35	$3.03
Cash dividends declared per Common Share(5)	$0.390	$0.270	$0.150	$0.120	$0.105
Balance Sheet Data:
Total assets	$23,153.8	$23,433.3	$21,886.6	$21,063.0	$18,177.0
Long-term obligations, less current portion and other short-term borrowings	3,457.3	2,588.6	2,302.1	2,818.7	2,444.3
Shareholders’ equity	7,376.9	8,490.7	8,593.0	7,976.3	7,674.5

(1)	Amounts reflect business combinations and the impact of special items in all periods presented. See Note 3 of “Notes to Consolidated Financial Statements” in the 2007 Form 10-K for a further discussion of special items affecting fiscal 2007, 2006 and 2005. Fiscal 2004 amounts reflect the impact of special items of $38.8 million ($23.9 million, net of tax). Fiscal 2003 amounts reflect the impact of special items of $88.5 million ($60.9 million, net of tax).

(2)	During the first quarter of fiscal 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” applying the modified prospective method. Prior to the adoption of SFAS No. 123(R), we accounted for equity-based awards under the intrinsic value method, which followed the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and equity-based compensation was included as pro forma disclosure within the notes to the financial statements. See Note 18 of “Notes to Consolidated Financial Statements” in the 2007 Form 10-K for additional information.

(3)	During the second quarter of fiscal 2007, we committed to plans to sell the PTS Business thereby meeting the criteria for classification of discontinued operations in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and Emerging Issues Task Force (“EITF”) Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued

Operations.” During the third quarter of fiscal 2006, we committed to plans to sell a significant portion of its healthcare marketing services business and its United Kingdom-based Intercare pharmaceutical distribution business, thereby meeting the held for sale criteria set forth in SFAS No. 144. During the first quarter of fiscal 2006, we decided to discontinue our sterile pharmaceutical manufacturing business in Humacao, Puerto Rico, thereby meeting the criteria for classification of discontinued operations in accordance with SFAS No. 144 and EITF Issue No. 03-13. In addition, on January 1, 2003, we acquired Syncor. Prior to the acquisition, Syncor had announced the discontinuation of certain operations including the medical imaging business and certain overseas operations. We proceeded with the discontinuation of these operations and included additional international and non-core domestic businesses in the discontinued operations. We sold substantially all of the Syncor-related discontinued operations prior to the end of the third quarter of fiscal 2005. For additional information regarding discontinued operations, see Note 8 of “Notes to Consolidated Financial Statements” in the 2007 Form 10-K.

(4)	Effective at the beginning of fiscal 2004, we changed our method of recognizing cash discounts from recognizing cash discounts as a reduction of costs of products sold primarily upon payment of vendor invoices to recording cash discounts as a component of inventory cost and recognizing such discounts as a reduction of cost of products sold upon sale of inventory.

(5)	Cash dividends per common share exclude dividends paid by all entities with which our subsidiaries have merged.

The exchange offer

Purpose of the exchange offer

When we sold the restricted notes on October 3, 2006, we entered into a registration rights agreement with the initial purchasers of those restricted notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the restricted notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC and to conduct this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional interest to the holders of the restricted notes if:

•	the registration statement is not declared effective by the 240th day after the issue date of the restricted notes or

•	the exchange offer has not been completed by the 270th day after the issue date of the restricted notes.

Upon the failure to meet these deadlines, additional interest began to accrue on the notes in an amount equal to one-quarter of one percent (0.25%) per year on the principal amount of the notes with respect to the first 90-day period immediately following the occurrence of such registration default. The amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per year on the principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of one-half of one percent (0.50%) per year for each year in which the registration defaults remain uncured. Following the cure of such defaults, interest accrual will resume at a rate of 5.80% per year with respect to the fixed rate notes and at the then applicable floating rate per year with respect to the floating rate notes.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the exchange offer

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange restricted notes that are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on          , 2007. However, if we, in our

sole discretion, have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which we extend the exchange offer.

We reserve the right, in our sole discretion, to delay accepting any restricted notes, to extend the exchange offer or to amend the terms of the exchange offer in any manner.

As of the date of this prospectus, $350,000,000 aggregate principal amount of the floating rate restricted notes is outstanding and $500,000,000 aggregate principal amount of the fixed rate restricted notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about          , 2007 to all holders of restricted notes known to us. Our obligation to accept restricted notes for exchange in the exchange offer is subject to the conditions described below under the heading “— Conditions to the exchange offer.”

If we extend the period of time during which the exchange offer is open, we would then delay acceptance for exchange of any restricted notes by giving oral or written notice of an extension to the holders of restricted notes as described below. During any extension period, all restricted notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any restricted notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

Restricted notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

We reserve the right to terminate the exchange offer, and not to accept for exchange any restricted notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the heading “— Conditions to the exchange offer.”

We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the restricted notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the restricted notes, file a post-effective amendment to the prospectus and provide notice to the noteholders. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the noteholders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time on that date.

Procedures for tendering

When the holder of restricted notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as described below, a tendering holder must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed below under the heading “— Exchange agent” or

•	if restricted notes are tendered in accordance with the book-entry procedures listed below, the tendering holder must transmit an agent’s message (as defined below) to the exchange agent at the address listed below under the heading “— Exchange agent.”

In addition, either:

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the restricted notes being tendered into the exchange agent’s account at the Depository Trust Company, the book-entry transfer facility, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The Depository Trust Company will be referred to as DTC in this prospectus.

The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

The method of delivery of restricted notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal to us.

If you are a beneficial owner whose restricted notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the restricted notes by causing DTC to transfer the restricted notes into the exchange agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the restricted notes surrendered for exchange are tendered:

•	by a registered holder of the restricted notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will determine in our sole discretion all questions as to the validity, form and eligibility of restricted notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the absolute right to reject any particular restricted note not properly tendered or any which acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular restricted note either before or after the expiration date, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular restricted note either before or after the expiration date, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of restricted notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of restricted notes. Nor will we, the exchange agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of restricted notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution.

If the letter of transmittal or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things,

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder; and

•	neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the exchange notes.

If any holder or other person is an “affiliate” of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes, that holder or other person can not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for restricted notes, where the restricted notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of restricted notes for exchange; Delivery of exchange notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all restricted notes properly tendered. We will issue the exchange notes promptly after acceptance of the restricted notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered restricted notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice to be given promptly thereafter. See ‘‘— Conditions to the exchange offer” below for a discussion of the conditions that must be satisfied before we accept any restricted notes for exchange.

For each restricted note accepted for exchange, the holder will receive an exchange note having a principal amount equal to that of the surrendered restricted note. The exchange notes will bear interest from the most recent date to which interest has been paid on the restricted notes. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid on the restricted notes, from October 3, 2006. Restricted notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of restricted notes whose restricted notes are accepted for exchange will not receive any payment for accrued interest on the restricted notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the restricted notes. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the restricted notes under circumstance relating to the timing of the exchange offer.

In all cases, issuance of exchange notes for restricted notes will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of the restricted notes, into the exchange agent’s account at the DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged restricted notes will be returned without expense to the tendering holder of the restricted notes. The non-exchanged restricted notes will be credited to an account maintained with the DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-entry transfers

The exchange agent will make a request to establish an account for the restricted notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of restricted notes by causing DTC to transfer those restricted notes into the exchange agent’s account at the DTC in accordance with the DTC’s procedure for transfer. This participant should transmit its acceptance to the DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered restricted notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address listed below under the heading “— Exchange agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed delivery procedures

If a registered holder of restricted notes desires to tender the restricted notes, and the restricted notes are not immediately available, or time will not permit the holder’s restricted notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

(1) stating the name and address of the holder of restricted notes being tendered and the amount of restricted notes tendered,

(2) stating that the tender is being made; and

(3) guaranteeing that within three New York Stock Exchange trading days after the expiration date, a book-entry confirmation together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	a book-entry confirmation together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal rights

Tenders of restricted notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under the heading “— Exchange agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the restricted notes to be withdrawn;

•	identify the restricted notes to be withdrawn, including the principal amount of the restricted notes;

•	contain a statement that the holder is withdrawing his election to have the restricted notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the restricted notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the restricted notes register the transfer of the restricted notes in the name of the person withdrawing the tender; and

•	specify the name in which the restricted notes are registered, if different from that of the depositor.

Any notice of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn restricted notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal and our determination will be final and binding on all parties. Any restricted notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the restricted notes so withdrawn are validly re-tendered. Any restricted notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder. The restricted notes will be credited to an account maintained with the DTC for the restricted notes. The restricted notes will be credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn restricted notes may be re-tendered by following the procedures described above under the heading “— Procedures for tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any restricted notes, and may terminate the exchange offer, if at any time before the acceptance of the restricted notes for exchange or the exchange of the exchange notes for the restricted notes, any of the following events occurs:

•	any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the exchange offer or otherwise make it inadvisable to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939;

•	all governmental approvals that we deem necessary for the consummation of the exchange have not been obtained;

•	there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus; or

•	a material adverse change shall have occurred in our business, condition, operations or prospects.

These conditions to the exchange offer are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right.

In addition, we will not accept for exchange any restricted notes tendered, and no exchange notes will be issued in exchange for any restricted notes, if at this time any stop order is threatened or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange agent

We have appointed The Bank of New York Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered and Certified Mail, Overnight Courier, Regular Mail or Hand Delivery:

The Bank of New York Trust Company, N.A.
Corporate Trust Operations
Reorganization Unit
101 Barclay Street 7 East
New York, NY 10286
Attn: Mrs. Carolle Montreuil

or
By Facsimile Transmission:
212-298-1915

Telephone:
Mrs. Carrolle Montreuil
212-815-5920

If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than any facsimile number indicated, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and expenses

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer taxes

Holders who tender their restricted notes for exchange will not be obligated to pay any transfer taxes in connection with exchange, except that holders who instruct us to register exchange notes in the name of, or request that restricted notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer taxes. The exchange will not be effected for such persons if satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal.

Consequences of failure to exchange restricted notes

Holders who desire to tender their restricted notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Cardinal Health is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Restricted notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the restricted notes and the existing restrictions on transfer set forth in the legend on the restricted notes and in the offering memorandum dated September 28, 2006, relating to the restricted notes. Except in limited circumstances with respect to specific types of holders of restricted notes, we will have no further obligation to provide for the registration under the Securities Act of such restricted notes. In general, restricted notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the restricted notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the restricted notes will not be entitled to any further registration rights under registration rights agreement, except under limited circumstances.

Holders of the exchange notes and any restricted notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of exchanging restricted notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and

•	such holder, other than broker-dealers, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours;

•	it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes;

•	it is acquiring the exchange notes in the ordinary course of its business; and

•	it is not acting on behalf of any person who could not truthfully make such representations.

Each broker-dealer that receives exchange notes for its own account in exchange for restricted notes must acknowledge that such restricted notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the notes. Unless a holder requests, we currently do not intend to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available. “Transfer restricted securities” means each restricted note until:

•	the date on which such restricted note has been exchanged in the exchange offer for an exchange note entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

•	the date on which such restricted note has been sold by a broker-dealer pursuant to the “Plan of distribution” section hereof (including delivery of the Prospectus contained therein);

•	date on which such restricted note has been effectively registered under the Securities Act and disposed of pursuant to and in accordance with a shelf registration statement; or

•	the date on which such restricted note is distributed to the public pursuant to Rule 144 or eligible to be sold pursuant to Rule 144(k) under the Securities Act or by a broker-dealer pursuant to the “Plan of distribution” section hereof (including the delivery of the Prospectus therein).

Accounting treatment

We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will expense our expenses of the exchange offer in accordance with U.S. generally accepted accounting principles.

Description of the exchange notes

The exchange notes will be issued under an Indenture dated as of April 18, 1997 between Cardinal Health and The Bank of New York Trust Company, N.A. (successor to J.P. Morgan Trust Company, National Association, successor trustee to Bank One, N.A., which was formerly known as Bank One, Columbus, N.A.), as Trustee, as amended by the First Supplemental Indenture dated as of October 3, 2006 between Cardinal Health and the Trustee and the Second Supplemental Indenture dated as of June 8, 2007 between Cardinal Health and the Trustee (collectively, the “indenture”). This is the same indenture under which the restricted notes were issued. The terms of the exchange notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following briefly summarizes the material provisions of the indenture and the notes. You should read the more detailed provisions of the indenture, including the defined terms, because they, and not this description, define the rights of holders of the notes. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

For purposes of this description, unless the context otherwise requires, (i) the “floating rate notes” refers to the floating rate exchange notes and the floating rate restricted notes, (ii) the “fixed rate notes” refers to the fixed rate exchange notes and the fixed rate restricted notes and (iii) the “notes” refers to the floating rate notes and fixed rate notes. Each of the floating rate notes and the fixed rate notes are hereinafter sometimes referred to as a “series” of notes.

Exchange notes versus restricted notes

The terms of the exchange notes are substantially identical to those of the outstanding restricted notes of the same series, except that the transfer restrictions, registration rights and additional interest provisions relating to the restricted notes do not apply to the exchange notes.

General

The floating rate notes and the fixed rate notes are each a separate series of unsecured debt securities issued pursuant to the indenture. The floating rate notes are limited initially to $350 million aggregate principal amount and will mature on October 2, 2009. The fixed rate notes are limited initially to $500 million aggregate principal amount and will mature on October 15, 2016.

The indenture provides that the debt securities may be issued from time to time in one or more series. The indenture does not limit the amount of notes or any other debt we may incur except as provided below under “Limitations on subsidiary debt.” A default in our obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to the debt securities. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction. The notes are unsecured and rank equally in right of payment with all of Cardinal Health’s existing and future unsecured and unsubordinated indebtedness.

Cardinal Health conducts nearly all of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the notes to benefit as creditors of Cardinal Health from any distribution are subject to the prior claims of creditors of the subsidiary.

We may, at any time, without notice to or the consent of the holders of the notes, issue further notes having the same ranking and the same interest rate, maturity and other terms as any series of the notes offered by this prospectus (other than the date of issuance and, under certain circumstances, the first interest payment date following the issue date of such further notes). Any such further notes, together with the exchange notes and restricted notes of such series, will form a single series of the notes under the indenture.

Cardinal Health may from time to time issue other series of debt securities under the indenture consisting of notes or other unsecured evidences of indebtedness, but, unless otherwise indicated, such other series will be separate from and independent of the notes.

The notes are not entitled to the benefit of any sinking fund.

Each series of notes will be issued in the form of one or more global notes (each, a “global note”), in registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000 as described under ‘‘— Book-entry, delivery and form.”

There is no public trading market for the notes, and we do not intend to list the notes of any series on a securities exchange or an automated quotation system.

Principal and premium, if any, will be payable, and the notes will be transferable and exchangeable without service charge, at the office of the trustee under the indenture. Interest on any series of the notes is payable on the interest payment dates to the persons in whose names the notes are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons.

Interest

Interest on the fixed rate notes accrues from the most recent interest payment date on which interest has been paid, or if no interest has been paid on the fixed rate notes, from October 3, 2006, and be payable semiannually in arrears on April 15 and October 15, to the persons in whose names the fixed rate notes are registered at the close of business on April 1 or October 1 prior to the interest payment date at the annual rate of 5.80%. Interest on the fixed rate notes is computed on the basis of a 30-day month and a 360-day year.

The floating rate notes bear interest for each interest period at a rate determined by the calculation agent. The calculation agent is initially The Bank of New York Trust Company, N.A., the trustee under the indenture. The interest rate on the floating rate notes for a particular interest period is an annual rate equal to the three-month LIBOR as determined on the interest determination date plus 0.27%. The interest determination date for an interest period is the second London business day preceding such interest period. Promptly upon determination, the calculation agent will inform the trustee and us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of the floating rate notes, the trustee and us.

A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Screen LIBOR 01 Page” (formerly “Telerate Page 3750”) at approximately 11:00 a.m., London time, on such interest determination date. If on an interest determination date, such rate does not appear on the “Reuters Screen LIBOR 01 Page” as of 11:00 a.m., London time, or if the “Reuters Screen LIBOR 01 Page” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.’s page “BBAM.”

If no offered rate appears on “Reuters Screen LIBOR 01 Page” or Bloomberg L.P. page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with us) will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

Upon request from any holder of floating rate notes, the calculation agent will provide the interest rate in effect for the floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the floating rate notes accrues from the most recent interest payment date on which interest has been paid, or if not interest has been paid on the floating rate notes, from October 3, 2006. Interest on the floating rate notes is paid to but excluding the relevant interest payment date. We will make interest payments on the floating rate notes quarterly in arrears on January 2, April 2, July 2 and October 2 of each year, to the person in whose name those notes are registered at the close of business on the business day preceding the interest payment date. Interest on the floating rate notes is computed on the basis of the actual number of calendar days in an interest period and a 360-day year.

If an interest payment date for the notes falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day.

Ranking of notes

The indenture provides that the debt securities may be issued from time to time in one or more series. The indenture does not limit the amount of any debt we may incur except as provided below under “— Limitations on subsidiary debt.” A default in our obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to any debt securities we may issue under the indenture. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction. The notes will be unsecured and will rank equally in right of payment with all of Cardinal Health’s existing and future unsecured and unsubordinated indebtedness.

Cardinal Health conducts nearly all of its operations through subsidiaries and it expects that it will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of the notes to benefit as creditors of Cardinal Health from any distribution are subject to the prior claims of creditors of the subsidiary. As of June 30, 2007, Cardinal Health had outstanding approximately $2,178.0 million of indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the notes would rank equally. In addition, as of such date, Cardinal Health’s subsidiaries had outstanding approximately $303.2 million of indebtedness for borrowed money ($267.7 million of which is guaranteed by Cardinal Health) and had an aggregate of approximately $9.2 billion of trade payables to which the notes would be effectively subordinated.

The notes will also effectively rank junior in right of payment to any secured debt of Cardinal Health.

Optional redemption

The fixed rate notes are redeemable, in whole or, from time to time, in part, at the option of Cardinal Health at any time, at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, or

(2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the amount being redeemed to the date of redemption.

“Adjusted treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the United States Treasury security selected by a quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes.

“Comparable treasury price” means, with respect to any redemption date,

(1) the average of the reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotations, or

(2) if the trustee obtains fewer than three such reference treasury dealer quotations, the average of all such quotations.

“Quotation agent” means the reference treasury dealer appointed by Cardinal Health.

“Reference treasury dealer” means,

(1) each of Banc of America Securities LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), Cardinal Health shall substitute therefor another primary treasury dealer, and

(2) any other primary treasury dealer selected by Cardinal Health.

“Reference treasury dealer quotation” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by Cardinal Health, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice to holders of notes to be redeemed will be delivered by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless Cardinal Health defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Certain covenants

The following is a summary of the material covenants contained in the indenture.

Limitation on liens

So long as any of the debt securities remain outstanding, Cardinal Health will not, and it will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (the “liens”) of or upon any assets of Cardinal Health or any Consolidated Subsidiary, whether now owned or hereafter acquired, without equally and ratably securing the debt securities by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

(a) liens existing on April 18, 1997, the date of the indenture;

(b) liens on assets of any corporation existing at the time it becomes a Consolidated Subsidiary;

(c) liens on assets existing at the time we acquire them, or to secure the payment of the purchase price for them, or to secure Indebtedness incurred or guaranteed by Cardinal Health or a Consolidated Subsidiary for the purpose of financing the purchase price of assets or improvements to or construction of them, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after the acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of the property, whichever is later);

(d) liens securing Indebtedness owing by any Consolidated Subsidiary to Cardinal Health or another wholly owned domestic Subsidiary;

(e) liens on any assets of a corporation existing at the time the corporation is merged into or consolidated with Cardinal Health or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by Cardinal Health or a Subsidiary;

(f) liens on any assets of Cardinal Health or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

(g) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive;

(h) certain statutory liens or other similar liens arising in the ordinary course of business or certain liens arising out of governmental contracts;

(i) certain pledges, deposits or liens made or arising under workers’ compensation or similar legislation or in certain other circumstances;

(j) liens created by or resulting from certain legal proceedings, including certain liens arising out of judgments or awards;

(k) liens for certain taxes or assessments, landlord’s liens and liens and charges incidental to the conduct of our business, or our ownership of our assets which were not incurred in connection with the borrowing of money and which do not, in Cardinal Health’s opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes; or

(l) liens on any assets of a Financing Subsidiary.

Notwithstanding the foregoing restrictions, we may create or assume any Indebtedness which is secured by a lien, without securing the debt securities, provided that at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Consolidated Net Tangible Assets.

Limitations on subsidiary debt

Cardinal Health will not permit any Restricted Subsidiary directly or indirectly to incur any Indebtedness for borrowed money, except that the foregoing restrictions will not apply to the incurrence of:

(a) Indebtedness outstanding on April 18, 1997, the date of the indenture;

(b) Indebtedness of a Restricted Subsidiary that represents its assumption of Indebtedness of another Subsidiary, and Indebtedness owed by any Restricted Subsidiary to Cardinal Health or to another Subsidiary; provided that such Indebtedness will be held at all times by either Cardinal Health or a Subsidiary; and provided further that upon the transfer or disposition of such Indebtedness to someone other than Cardinal Health or another Subsidiary, the incurrence of such Indebtedness will be deemed to be an incurrence that is not permitted;

(c) Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such overdraft is extinguished within five business days of incurrence;

(d) Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Restricted Subsidiary in the ordinary course of business for bona fide business purposes; provided that the aggregate amount of such guarantees by all Restricted Subsidiaries does not exceed $1,000,000;

(e) Indebtedness incurred by a foreign Restricted Subsidiary in the ordinary course of business;

(f) Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary or at the time of a purchase, lease or other acquisition by a Restricted Subsidiary of all or substantially all of the assets of such corporation;

(g) Indebtedness of a Restricted Subsidiary arising from agreements or guarantees providing for or creating any obligations of Cardinal Health or any of its Subsidiaries incurred in connection with the disposition of any business, property or Subsidiary, excluding guarantees or similar credit support by a Restricted Subsidiary of indebtedness incurred by the acquirer of such business, property or Subsidiary for the purpose of financing such acquisition;

(h) Indebtedness of a Restricted Subsidiary with respect to bonds, bankers’ acceptances or letters of credit provided by such Subsidiary in the ordinary course of business;

(i) Indebtedness secured by a lien permitted by the provisions regarding limitations on liens or arising in respect of a sale and lease-back transaction permitted by the provisions regarding such transactions, or any Indebtedness incurred to finance the purchase price or cost of construction of improvements with respect to property or assets acquired after April 18, 1997, the date of the indenture;

(j) Indebtedness that is issued, assumed or guaranteed in connection with compliance by a Restricted Subsidiary with the requirements of any program, applicable to such Restricted Subsidiary, adopted by any governmental authority that provides for financial or tax benefits which are not available directly to Cardinal Health;

(k) Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes;

(l) Indebtedness incurred by any Financing Subsidiary; and

(m) Indebtedness incurred in connection with refinancing of any Indebtedness described in (a), (b), (f), (g), and (i) above (the “Refinancing Indebtedness”), provided that:

(i) the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced (plus the premiums paid and expenses incurred in connection therewith),

(ii) the Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and

(iii) the Refinancing Indebtedness ranks no more senior, and is at least as subordinated in right of payment, as the Indebtedness being refinanced.

Notwithstanding the foregoing restrictions, Restricted Subsidiaries may incur any Indebtedness for borrowed money that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate principal amount of other Indebtedness (not including the Indebtedness permitted above), does not, at the time such Indebtedness is incurred, exceed 20% of Consolidated Net Tangible Assets.

Limitation on sale and lease-back transactions

Sale and lease-back transactions (except those transactions involving leases for less than three years) by Cardinal Health or any Consolidated Subsidiary of any assets are prohibited unless:

•	Cardinal Health or the Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the notes; or

•	the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by Cardinal Health’s board of directors and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness.

The foregoing limitation will not apply if at the time Cardinal Health or any Consolidated Subsidiary enters into such sale and lease-back transaction, immediately after giving effect thereto, Exempted Debt does not exceed 20% of the Consolidated Net Tangible Assets.

Merger, consolidation, sale, lease or conveyance

Cardinal Health will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless:

•	Cardinal Health will be the continuing corporation; or

•	(a) the successor corporation or person that acquires all or substantially all of Cardinal Health’s assets is a corporation organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of Cardinal Health’s obligations under the indenture and the notes; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants and conditions of the indenture to be performed or observed by Cardinal Health.

Modification of the indenture

Cardinal Health and the trustee cannot modify the indenture or any supplemental indenture or the rights of the holders of the debt securities without the consent of holders of not less than 66 2/3% in principal amount of the debt securities at the time outstanding of all series affected (voting as one class). Cardinal Health and the trustee cannot modify the indenture without the consent of the holder of each outstanding debt security of such series affected by such modification to:

(1) extend the final maturity of any of the debt securities;

(2) reduce the principal amount;

(3) reduce the rate or extend the time of payment of interest;

(4) reduce any amount payable on redemption;

(5) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity;

(6) reduce the amount of an Original Issue Discount Security provable in bankruptcy; or

(7) impair or affect the right of any holder of the debt securities to institute suit for payment.

In addition, the consent of all holders of the debt securities is required to reduce the percentage of consent required to effect any modification.

Cardinal Health and the trustee may modify the indenture or enter into supplemental indentures without the consent of the holders of the debt securities, in certain cases, including:

(1) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets;

(2) to evidence the succession of another corporation to Cardinal Health and the assumption by the successor corporation of the covenants, agreements and obligations of Cardinal Health;

(3) to add to Cardinal Health’s covenants any further covenants, restrictions, conditions or provisions considered to be for the protection of the holders;

(4) to cure any ambiguity or to correct or supplement any provision contained in the indenture which may be defective or inconsistent with any other provision contained in the indenture or to make such other provisions in regard to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the debt securities in any material respect;

(5) to establish the form or terms of the debt securities; and

(6) to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture that may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee.

Events of default

The following constitute events of default under the indenture with respect to each series of debt securities:

(1) failure to pay principal of and premium, if any, on any debt securities of such series when due;

(2) failure to pay interest on any debt securities of such series when due for 30 days;

(3) failure to perform any other covenant or agreement of Cardinal Health in the debt securities of such series or the indenture for 90 days after written notice to Cardinal Health specifying that such notice is a “notice of default” under the indenture;

(4) failure to pay any sinking fund installment when due on any debt securities of such series;

(5) certain events of bankruptcy, insolvency, or reorganization of Cardinal Health; and

(6) any other event of default provided in the supplemental indenture or resolutions of Cardinal Health’s board of directors of any debt securities of such series.

If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3), or (4) above with respect to any series of debt securities but not with respect to all outstanding debt securities issued, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of each affected series (each series voting as a separate class) may declare the principal amount and interest accrued of all such affected series of the debt securities to be due and payable immediately.

If an event of default occurs and is continuing due to a default in the performance of any of the covenants or agreements in the indenture applicable to all outstanding debt securities issued and then outstanding or due to certain events of bankruptcy, insolvency or reorganization of Cardinal Health, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued (treated as one class) may declare the principal amount and interest accrued of all such debt securities to be due and payable immediately. However, such declarations may be annulled and any defaults may be waived upon the occurrence of certain conditions, including deposit by Cardinal Health with the trustee of a sum sufficient to pay all matured installments of interest and principal and certain expenses of the trustee.

A default by Cardinal Health with respect to any Indebtedness other than the debt securities will not constitute an event of default with respect to the debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default (except in payment of principal of, or interest on, or in the payment of any sinking or purchase fund installment) if the trustee considers it in the interest of such holders to do so.

Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in principal amount of each series of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

No holder of the debt securities of a series may institute any action against Cardinal Health under the indenture unless:

(1) that holder gives to the trustee advance written notice of default and its continuance;

(2) the holders of not less than 25% in principal amount of the debt securities of such series then outstanding affected by that event of default request the trustee to institute such action;

(3) that holder has offered the trustee reasonable indemnity;

(4) the trustee has not instituted such action within 60 days of such request; and

(5) the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series then outstanding.

At any time prior to the evidencing to the trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the debt securities of any or all series specified in the indenture in connection with such action, any holder of a debt security may, by filing written notice with the trustee, revoke such action concerning such security.

Cardinal Health is required to deliver to the trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Cardinal Health is in compliance with the conditions and covenants under the indenture.

Satisfaction and discharge

The indenture provides that Cardinal Health will be discharged from all obligations under the indenture and the indenture will cease to be of further effect when:

(1) Cardinal Health has paid all sums payable by it under the indenture;

(2) Cardinal Health has delivered to the trustee for cancellation all authenticated debt securities; or

(3) all the debt securities not delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and Cardinal Health has irrevocably deposited with the trustee as trust funds an amount in cash sufficient to pay the principal and interest at maturity or upon redemption of such debt securities not previously delivered to the trustee for cancellation and paid all other sums payable with respect to such debt securities; and

(4) the trustee, on demand of and at the expense of Cardinal Health and upon compliance by Cardinal Health with certain conditions, will execute proper instruments acknowledging satisfaction and discharge of the indenture.

Definitions

The definitions set forth below are a description of the terms that are defined in the indenture and used in this prospectus. The complete definitions are set forth in the indenture.

“Attributable Debt” means, in connection with a sale and lease-back transaction, the lesser of:

•	the fair value of the assets subject to the transaction; or

•	the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the debt securities of all series then outstanding and compounded semiannually) of Cardinal Health’s or its Consolidated Subsidiaries’ obligations for rental payments during the remaining term of all leases.

“Consolidated Net Tangible Assets” means the aggregate amount of assets after deducting therefrom:

•	all current liabilities (excluding any thereof constituting Funded Indebtedness by reason of being renewable or extendable); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent balance sheet and computed in accordance with generally accepted accounting principles.

“Consolidated Subsidiary” means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of Cardinal Health in accordance with generally accepted accounting principles practiced in the United States of America.

“Exempted Debt” means the sum of the following as of the date of determination:

•	our indebtedness incurred after the date of the indenture and secured by liens not permitted by the limitation on liens provisions of the indenture; and

•	our Attributable Debt in respect of every sale and lease-back transaction entered into after the date of the indenture, other than leases permitted by the limitation on sale and lease-back provisions of the indenture.

“Financing Subsidiary” means any Subsidiary, including its Subsidiaries, engaged in one or more of the following activities:

•	the business of making loans or advances, extending credit or providing financial accommodations (including leasing new or used products) to others;

•	the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other obligations of others originating in sales at wholesale or retail; or

•	any other business as may be reasonably incidental to those described herein, including the ownership and use of property in connection with it.

“Funded Indebtedness” means all Indebtedness having a maturity of more than 12 months from the date as of which the amount of Indebtedness is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

“Indebtedness” means all items classified as indebtedness on our most recently available balance sheet in accordance with generally accepted accounting principles.

“Original Issue Discount Security” means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an event of default.

“Rate Hedging Obligations” means any and all obligations of anyone arising under:

•	any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions; and

•	any and all cancellations, buybacks, reversals, terminations or assignments of the same.

“Restricted Subsidiary” means a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, and as amended from time to time.

“Senior Funded Indebtedness” means any of Cardinal Health’s Funded Indebtedness that is not subordinated in right of payment to any of Cardinal Health’s other Indebtedness.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock having voting power (under ordinary circumstances) to elect a majority of the board of directors of that corporation is at the time owned by Cardinal Health or by Cardinal Health and one or more Subsidiaries or by one or more Subsidiaries.

“Yield to Maturity” means the yield to maturity on a series of debt securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

Governing law

The indenture is governed by Ohio law.

The trustee

The trustee under the indenture is The Bank of New York Trust Company, N.A. (successor trustee to J.P. Morgan Trust Company, National Association, successor trustee to Bank One, N.A., formerly known as Bank One Columbus, N.A.). The trustee serves as trustee for Cardinal Health’s 5.85% Notes due 2017, 4.00% Notes due 2015, 6.25% Notes due 2008, 6.75% Notes due 2011, Floating Rate Notes due 2009, 5.80% Notes due 2016, 5.65% Notes due 2012 and 6.00% Notes due 2017. The trustee also serves as trustee for Allegiance Corporation’s 7.80% Debentures due 2016 and 7.00% Debentures due 2026, which are guaranteed by Cardinal Health.

Book-entry, delivery and form

The exchange notes of each series initially will be represented by one or more permanent global notes in registered form without interest coupons (the “global notes”).

The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the global notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

Except as set forth below, the global notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. Please read “— Exchanges of global notes for certificated notes.”

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

We expect that, pursuant to procedures established by DTC, ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the global notes will not have notes registered in their names, will not receive physical delivery of certificated notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of ours or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

We expect that, under DTC’s current practice, at the due date of any payment in respect of securities such as the notes, DTC will credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for certificated notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the trustee or any of our respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchanges of global notes for certificated notes

A global note is exchangeable for certificated notes of the same series in minimum denominations of $1,000 and in integral multiples of $1,000, if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days; or

(2) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the global note for certificated notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Neither we nor the trustee will be liable for any delay by the depositary or its nominee in identifying the holders of beneficial interests in the global notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from the depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued).

Same day settlement and payment

We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

If the principal of or any premium or interest on the notes is payable on a day that is not a business day, the payment will be made on the following business day.

Subject to any applicable abandoned property law, the trustee and paying agent will pay to us upon written request any money held by them for payments on the notes that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Certain U.S. federal income tax consequences

The following discussion summarizes certain U.S. federal income tax consequences that may be relevant to the acquisition, ownership and disposition of the exchange notes and the exchange of restricted notes for exchange notes pursuant to the exchange offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, in each case as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any matters summarized in this discussion.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, former U.S. citizens or residents of the United States, certain “inverted” corporations or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk-reduction transaction. This summary does not consider any tax consequences arising under U.S. federal gift and estate tax law or under the laws of any foreign, state, local or other jurisdiction. Except as otherwise provided, this discussion is limited to initial investors who purchased the restricted notes for cash at the initial “issue price” (i.e., the initial offering price to the public, excluding bond houses and brokers, at which price a substantial amount of such notes were sold) that hold the restricted notes as capital assets (generally for investment purposes).

Consequences to U.S. Holders

A “U.S. Holder” for purposes of this discussion is a beneficial owner of a note which for U.S. federal income tax purposes is:

•	a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Interest on the notes

Subject to the discussion below under “— Additional amounts,” interest on notes will generally be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The restricted notes had an issue price at or near its face amount and thus do not have original issue discount. If, however, the principal amount of the notes exceeds their issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount as it accrues, in accordance with a constant yield method based on compounding of interest, independent of, and in advance of, cash receipts.

Additional amounts

In certain circumstances (see “Description of the exchange notes — Optional redemption” and “Exchange offer; registration rights”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make such payments may implicate the Treasury regulations relating to “contingent payment debt instruments.” According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if as of the date the notes were issued, there is only a remote chance that such payments will be made, the amount of the payment is incidental or certain other exceptions apply. We do not intend to treat the potential payment of (a) a make-whole payment in connection with an optional redemption by us, (b) a premium pursuant to the change of control provisions, or (c) additional interest as affecting the amount of interest a U.S. Holder recognizes. Our determination that these contingencies do not affect the amount of interest income is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the

IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If we pay additional amounts on the notes, U.S. Holders will be required to recognize such amounts as income.

Disposition of the notes

A U.S. Holder will recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between the amount realized by the U.S. Holder in such sale, redemption, exchange, retirement or other taxable disposition and its adjusted tax basis in the note. The amount realized by a U.S. Holder for such purposes will equal the proceeds (including cash and the fair market value of any property) it receives for the note, less any portion of such proceeds attributable to accrued interest on the note which will be recognized separately as ordinary interest income to the extent not previously included in gross income. A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid therefor. Any gain or loss will be long-term capital gain or loss if at the time of disposition the note has been held for more than one year. Otherwise, the gain or loss will be short-term capital gain or loss. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses against ordinary income is subject to limitations.

Exchange offer

The exchange of restricted notes for exchange notes in the exchange offer will not constitute a taxable event for U.S. Holders. Consequently, a U.S. Holder will not recognize gain upon receipt of an exchange note in exchange for a restricted note in the exchange offer, the U.S. Holder’s adjusted tax basis in the exchange note received in the exchange offer will be the same as its adjusted tax basis in the corresponding restricted note immediately before the exchange, and the U.S. Holder’s holding period in the exchange note will include its holding period in the restricted note.

Information reporting and backup withholding

Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, notes held by a U.S. Holder, and backup withholding (currently at a rate of 28%) will apply to such payments unless a U.S. Holder provides its correct taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or credit against such U.S. Holder’s U.S. federal income tax liability, provided that the required information or appropriate claim form is furnished to the IRS on a timely basis.

Consequences to non-U.S. Holders

A non-U.S. Holder for purposes of this discussion is a beneficial owner of notes that is neither a U.S. Holder nor a partnership or other pass through entity for U.S. federal income tax purposes.

Interest on the notes

Subject to the discussions below under “— Income or gain effectively connected with a U.S. trade or business”, payments of interest on the notes of a non-U.S. Holder will generally be exempt from U.S. federal income tax (and generally no tax will be withheld) under the “portfolio interest” exemption if such non-U.S. Holder properly certifies as to its foreign status as described below, and:

•	such holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote; and

•	such holder is not a “controlled foreign corporation” that is related to us, within the meaning of Section 864(d)(4) of the Code.

The portfolio interest exemption and several of the special rules for non-U.S. Holders described below generally apply only if a non-U.S. Holder appropriately certifies as to its foreign status. Generally a non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent certifying under penalty of perjury that such non-U.S. Holder is not a U.S. person as defined in the Code. If a non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder may be required to provide appropriate certifications to the agent. Such agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries.

If a non-U.S. Holder does not qualify for the portfolio interest exemption and the interest is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (see “— Income or gain effectively connected with a U.S. Trade or business”), payments of interest made to it will be subject to U.S. federal withholding tax at a rate of 30% (or lower applicable treaty rate).

Disposition of the notes

A non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by such non-U.S. Holder of a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder); or

•	such non-U.S. Holder is an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met. Such individual non-U.S. Holder will be subject to a flat 30% U.S. federal income tax (or reduced rate under an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S.-source capital losses, even though that non-U.S. Holder is not considered a resident of the United States.

The exchange of a restricted note for an exchange note pursuant to the exchange offer should have no U.S. federal income tax consequences to a non-U.S. Holder. Accordingly, non-U.S. Holders should continue to take into account income in respect of an exchange note in the same manner as before the exchange.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by a non-U.S. Holder (and, if an income tax treaty applies, attributable to a U.S. permanent establishment or fixed base of such non-U.S. Holder), then income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If a non-U.S. Holder is a corporation, the portion of its earnings and profits that is effectively connected with its U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment or fixed base of the non-U.S. Holder) also may be subject to an additional “branch profits tax” at a 30% rate (or reduced rate under an applicable income tax treaty).

Information reporting and backup withholding

Payments to a non-U.S. Holder of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such non-U.S. Holder. Backup withholding generally will not apply to payments of interest and principal on a note to a non-U.S. Holder if certification, such as an IRS Form W-8BEN described above in “— Consequences to non-U.S. Holders — Interest on the notes,” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person as defined in the Code. Payment of the proceeds of a sale of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless a non-U.S. Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or a non-U.S. Holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if the broker:

•	is a U.S. person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a non-U.S. Holder’s U.S. federal income tax liability, provided the proper information is furnished to the IRS on a timely basis.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes where such restricted notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          ,          all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, or contribute to payments that they may be required to make in respect thereof.

Legal matters

Certain legal matters with respect to the validity of the exchange notes offered hereby will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio.

Experts

The consolidated financial statements of Cardinal Health, Inc. appearing in Cardinal Health’s Annual Report (Form 10-K) for the year ended June 30, 2007 (including the schedule appearing therein), and Cardinal Health’s management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 included therein and incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and the schedule and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information and incorporation by reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information.

You may read and copy the information that we incorporate by reference in this prospectus as well as other reports, proxy statements and other information that we file with the SEC at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC. Documents may also be available on our web site at http://www.cardinalhealth.com under the heading “Investors.” Please note that all references to “http://www.cardinalhealth.com” in this registration statement and prospectus and any prospectus supplement that accompanies this prospectus are inactive textual references only and that the information contained on our website is neither incorporated by reference into this registration statement or prospectus or any accompanying prospectus supplement nor intended to be used in connection with any offering hereunder.

You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Attention: Investor Relations, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017, (614) 757-5222. These reports, proxy statements and other information may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed on the New York Stock Exchange under the symbol “CAH.”

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to this registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Rather than include certain information in this prospectus that we have already included in documents filed with the SEC, we are incorporating this information by reference. The information incorporated by reference is considered to be part of this prospectus. Accordingly, we incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until Cardinal Health’s offering of securities has been completed; provided, however, we are not incorporating by reference any information furnished rather than filed under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including the Current Reports on Form 8-K listed below), unless otherwise specified:

SEC Filings	Period/Date

Annual Report on Form 10-K	Fiscal Year ended June 30, 2007
Current Reports on Form 8-K	Filed on July 6, 2007, July 26, 2007 (Item 8.01 only) and August 13, 2007 (amendment to Current Report on Form 8-K filed on May 7, 2007; Items 5.02, 8.01 and 9.01 only)
Definitive Proxy Statement on Schedule 14A	Filed on October 3, 2006 for the 2006 Annual Meeting of Shareholders (other than the information set forth under the headings “Human Resources and Compensation Committee Report” and “Shareholder Performance Graph”)

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person (including any beneficial owner) to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
(614) 757-5222
Attention: Investor Relations

In order to obtain timely delivery, you must request the information no later than          , 2007, which is five business days before the expiration date of this exchange offer.

Cardinal Health, Inc.
Offer to Exchange

$350 million aggregate principal amount of floating rate notes due 2009 in exchange for $350 million aggregate principal amount of floating rate notes due 2009 which have been registered under the Securities Act of 1933, as amended,

and

$500 million aggregate principal amount of 5.80% notes due 2016 in exchange for
$500 million aggregate principal amount of 5.80% notes due 2016 which have been registered under the Securities Act of 1933, as amended

PROSPECTUS

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for restricted notes where such restricted notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the closing of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. In addition, until,          , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

Article 6 of Cardinal Health’s Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Law. Cardinal Health’s Regulations provide for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal Health or the shareholders of Cardinal Health or otherwise as provided in Section 1701.13(E) of the Ohio Law, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal Health; (b) in any action, suit, or proceeding by or in the right of Cardinal Health, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal Health; and (c) with respect to any criminal action or proceeding, they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith.

Cardinal Health has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under Cardinal Health’s Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal Health does not maintain directors’ and officers’ liability insurance, Cardinal Health will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts incurred by them in any action or proceeding on account of their service as a director, officer, employee, or agent of Cardinal Health, or at the request of Cardinal Health as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse Cardinal Health for that advancement if it is ultimately determined that the executive officer or director is not entitled to the indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violations of Section 16(b) of the Securities Exchange Act of 1934, as amended, or provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee or agent of Cardinal Health or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal Health); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract. Cardinal Health maintains a directors’ and officers’ insurance policy which insures the officers and directors of Cardinal Health from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Cardinal Health.

Item 21.	Exhibits and Financial Statements Schedules

See index to exhibits following the signature page hereto.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on September 6, 2007.

CARDINAL HEALTH, INC.

By:	/s/ Jeffrey W. Henderson
Jeffrey W. Henderson,
Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints R. Kerry Clark, Ivan K. Fong and Jeffrey W. Henderson, and each of them, severally, as his attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his name, place, and stead, in any and all capacities, to sign and file any and all pre- or post-effective amendments to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 6, 2007.

Name	Title

* R. Kerry Clark	President and Chief Executive Officer (principal executive officer) and Director

/s/ Jeffrey W. Henderson Jeffrey W. Henderson	Chief Financial Officer (principal financial officer)

/s/ Stuart G. Laws Stuart G. Laws	Vice President and Chief Accounting Officer (principal accounting officer)

Colleen F. Arnold	Director

* George H. Conrades	Director

* Calvin Darden	Director

* John F. Finn	Director

Name		Title

Philip L. Francis		Director

* Robert L. Gerbig		Director

Gregory B. Kenny		Director

* J. Michael Losh		Director

* John B. McCoy		Director

* Richard C. Notebaert		Director

* Michael D. O’Halleran		Director

* David W. Raisbeck		Director

* Jean G. Spaulding, M.D.		Director

* Matthew D. Walter		Director

* Robert D. Walter		Director

*By:	/s/ Jeffrey W. Henderson Jeffrey W. HendersonAttorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

2	.1.1	Purchase and Sale Agreement, dated as of January 25, 2007, by and between Cardinal Health, Inc. and Phoenix Charter LLC (incorporated by reference to Exhibit 2.01 to the Company’s Current Report on Form 8-K filed on April 16, 2007, File No. 1-11373)*
2	.1.2	Amendment No. 1, dated as of March 9, 2007, to the Purchase and Sale Agreement, dated as of January 25, 2007, by and between Cardinal Health, Inc. and Phoenix Charter LLC (incorporated by reference to Exhibit 2.02 to the Company’s Current Report on Form 8-K filed on April 16, 2007, File No. 1-11373)
2	.1.3	Amendment No. 2, dated as of April 10, 2007, to the Purchase and Sale Agreement, dated as of January 25, 2007, by and between Cardinal Health, Inc. and Phoenix Charter LLC (incorporated by reference to Exhibit 2.03 to the Company’s Current Report on Form 8-K filed on April 16, 2007, File No. 1-11373)*
2	.1.4	Amendment No. 3, dated as of June 22, 2007, to the Purchase and Sale Agreement, dated as of January 25, 2007, by and between Cardinal Health, Inc. and Phoenix Charter LLC (incorporated by reference to Exhibit 2.1.4 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
2.2		Agreement and Plan of Merger, dated as of May 11, 2007, among Cardinal Health, Inc., Eagle Merger Corp. and VIASYS Healthcare Inc. (incorporated by reference to Exhibit 2.01 to the Company’s Current Report on Form 8-K filed on May 14, 2007, File No. 1-11373)*
3.1		Cardinal Health, Inc. Amended and Restated Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.01 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, File No. 1-11373)
3.2		Cardinal Health, Inc. Restated Code of Regulations (incorporated by reference to Exhibit 3.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, File No. 1-11373)
4.1		Specimen Certificate for Common Shares of Cardinal Health, Inc. (incorporated by reference to Exhibit 4.01 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001, File No. 1-11373)
4	.2.1	Indenture, dated as of April 18, 1997, between Cardinal Health, Inc. and Bank One, Columbus, NA, Trustee, relating to Cardinal Health, Inc.’s 6.25% Notes due 2008, 6.75% Notes due 2011, 4.00% Notes due 2015, 5.85% Notes due 2017, Floating Rate Notes due 2009, 5.80% Notes due 2016, 6.00% Notes due 2017 and 5.65% Notes due 2012 (incorporated by reference to Exhibit 1 to the Company’s Current Report on Form 8-K filed on April 21, 1997, File No. 1-11373)
4	.2.2	Officers’ certificate for 6.25% Notes due 2008 (incorporated by reference to Exhibit 4.2.2 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
4	.2.3	Officers’ certificate for 6.75% Notes due 2011 (incorporated by reference to Exhibit 4.2.3 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
4	.2.4	Officers’ certificate for 4.00% Notes due 2015 (incorporated by reference to Exhibit 4.2.4 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
4	.2.5	Officers’ certificate for 5.85% Notes due 2017 (incorporated by reference to Exhibit 4.2.5 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
4	.2.6	Supplemental Indenture, dated October 3, 2006, between Cardinal Health, Inc. and The Bank of New York Trust Company, N.A., (successor to J.P. Morgan Trust Company, National Association, successor to Bank One, N.A., formerly known as Bank One, Columbus, N.A.), as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on October 4, 2006, File No. 1-11373)

Exhibit
Number		Exhibit Description

4	.2.7	Registration Rights Agreement, dated October 3, 2006, among Cardinal Health, Inc., Banc of America Securities LLC, Goldman, Sachs & Co. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on October 4, 2006, File No. 1-11373)
4	.2.8	Second Supplemental Indenture, dated June 8, 2007, between Cardinal Health, Inc. and The Bank of New York Trust Company, N.A., (successor to J.P. Morgan Trust Company, National Association, successor to Bank One, N.A., formerly known as Bank One, Columbus, N.A.), as trustee (incorporated by reference to Exhibit 4.01 to the Company’s Current Report on Form 8-K filed on June 8, 2007, File No. 1-11373)
4	.2.9	Registration Rights Agreement, dated June 8, 2007, by and among Cardinal Health, Inc. and Barclays Capital Inc., Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the initial purchasers (incorporated by reference to Exhibit 4.02 to the Company’s Current Report on Form 8-K filed on June 8, 2007, File No. 1-11373)
4.3		Agreement to furnish to the Securities and Exchange Commission upon request a copy of instruments defining the rights of holders of certain long-term debt of Cardinal Health, Inc. and consolidated subsidiaries (incorporated by reference to Exhibit 4.07 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, File No. 1-11373)
5.1		Opinion of Baker & Hostetler LLP***
10	.1.1	Cardinal Health, Inc. 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on November 7, 2005, File No. 1-11373)
10	.1.2	First Amendment to Cardinal Health, Inc. 2005 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 1-11373)
10	.1.3	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (grants made to executive officers in August 2006) (incorporated by reference to Exhibit 10.03 to the Company’s Current Report on Form 8-K filed on August 7, 2006, File No. 1-11373)
10	.1.4	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended, for California residents (grant made to executive officer in August 2006) (incorporated by reference to Exhibit 10.05 to the Company’s Current Report on Form 8-K filed on August 7, 2006, File No. 1-11373)
10	.1.5	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (grants made to executive officers in August 2007 and thereafter) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 13, 2007, File No. 1-11373)
10	.1.6	Form of Restricted Share Units Agreement under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (grants made to executive officers in August 2006) (incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed on August 7, 2006, File No. 1-11373)
10	.1.7	Form of Restricted Share Units Agreement under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended, for California residents (grant made to executive officer in August 2006) (incorporated by reference to Exhibit 10.06 to the Company’s Current Report on Form 8-K filed on August 7, 2006, File No. 1-11373)
10	.1.8	Form of Restricted Share Units Agreement under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (grants made to executive officers in August 2007 and thereafter) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on August 13, 2007, File No. 1-11373)
10	.1.9	Form of Restricted Shares Agreement under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (grant made to executive officer in August 2006) (incorporated by reference to Exhibit 10.1.9 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)

Exhibit
Number		Exhibit Description

10	.1.10	Copy of resolutions adopted by the Human Resources and Compensation Committee of the Board of Directors on August 7, 2007 amending outstanding Nonqualified Stock Option, Restricted Shares and Restricted Share Units Agreements under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.1.10 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.2.1	Cardinal Health, Inc. Equity Incentive Plan, as amended (incorporated by reference to Exhibit 99 to the Company’s Registration Statement on Form S-8 filed on November 16, 1995, No. 33-64337, Exhibit 10.03 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1998, File No. 1-11373, Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, File No. 1-11373, and Exhibit 4(b) to the Company’s Registration Statement on Form S-8 filed on February 22, 1999, No. 333-72727)
10	.2.2	Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.02 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, File No. 1-11373)
10	.2.3	Copy of resolutions adopted by the Human Resources and Compensation Committee of the Board of Directors on May 7, 2002 amending the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended, and the Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2.3 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.2.4	Third Amendment to the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2.4 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.2.5	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Equity Incentive Plan, as amended (grants made to executive officer in March and August 1998) (incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 1-11373)
10	.2.6	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Equity Incentive Plan, as amended (grants made to executive officers in March 1999) (incorporated by reference to Exhibit 10.02 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, File No. 1-11373)
10	.2.7	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grants made to executive officers in November and December 1999, November 2000 and July 2001) (incorporated by reference to Exhibit 10.04 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1999, File No. 1-11373)
10	.2.8	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grant made to executive officer in November 2001) (incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, File No. 1-11373)
10	.2.9	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grants made to executive officers in November 2002, January 2003 and November 2003) (incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, File No. 1-11373)
10	.2.10	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grants made to executive officers in August 2004) (incorporated by reference to Exhibit 10.04 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, File No. 1-11373)
10	.2.11	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended, for California residents (grant made to executive officer in August 2004) (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10	.2.12	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended, for cliff vesting (grant made to executive officer in April 2005) (incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-11373)

Exhibit
Number		Exhibit Description

10	.2.13	Form of Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended, for installment vesting (grants made to executive officers in April and September 2005) (incorporated by reference to Exhibit 10.03 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-11373)
10	.2.14	Form of Restricted Share Units Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grant made to executive officer in August 2004) (incorporated by reference to Exhibit 10.2.14 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.2.15	Form of Restricted Share Units Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended, for cliff vesting (grant made in April 2005) (incorporated by reference to Exhibit 10.05 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-11373)
10	.2.16	Form of Restricted Share Units Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended, for installment vesting (grants made to executive officers in April and September 2005) (incorporated by reference to Exhibit 10.06 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, File No. 1-11373)
10	.2.17	Copy of resolutions adopted by the Human Resources and Compensation Committee of the Board of Directors on August 7, 2007 amending outstanding Nonqualified Stock Option and Restricted Share Units Agreements under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.2.17 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.2.18	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grants made in November 1999) (incorporated by reference to Exhibit 10.06 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 1999, File No. 1-11373)
10	.2.19	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grants made in November 2000) (incorporated by reference to Exhibit 10.2.19 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.2.20	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grants made in November 2001 and May and November 2002) (incorporated by reference to Exhibit 10.02 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, File No. 1-11373)
10	.2.21	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grants made in November 2003 and December 2004) (incorporated by reference to Exhibit 10.03 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, File No. 1-11373)
10	.2.22	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Equity Incentive Plan, as amended (grants made in November 2005) (incorporated by reference to Exhibit 10.07 to the Company’s Current Report on Form 8-K filed on November 7, 2005, File No. 1-11373)
10	.3.1	Cardinal Health, Inc. Outside Directors Equity Incentive Plan (incorporated by reference to Exhibit 4(b) to the Company’s Registration Statement on Form S-8 filed on May 31, 2000, No. 333-38192)
10	.3.2	Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, File No. 1-11373)
10	.3.3	First Amendment to Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan (incorporated by reference to Exhibit 10.02 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, File No. 1-11373)

Exhibit
Number		Exhibit Description

10	.3.4	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Outside Directors Equity Incentive Plan (grants made in November 2000) (incorporated by reference to Exhibit 10.3.4 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.3.5	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Outside Directors Equity Incentive Plan (grants made in November 2001 and May and November 2002) (incorporated by reference to Exhibit 10.03 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, File No. 1-11373)
10	.3.6	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Outside Directors Equity Incentive Plan (grants made in November 2003 and December 2004) (incorporated by reference to Exhibit 10.04 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, File No. 1-11373)
10	.3.7	Form of Directors’ Nonqualified Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan (grants made in November 2005 and December 2006) (incorporated by reference to Exhibit 10.08 to the Company’s Current Report on Form 8-K filed on November 7, 2005, File No. 1-11373)
10	.3.8	Form of Directors’ Stock Option Agreement under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan, as amended (grants made in November 2006 and December 2006) (incorporated by reference to Exhibit 10.03 to the Company’s Current Report on Form 8-K filed on November 13, 2006, File No. 1-11373)
10	.3.9	Form of Directors’ Restricted Share Units Agreement under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan (grants made in November 2005 and December 2006) (incorporated by reference to Exhibit 10.09 to the Company’s Current Report on Form 8-K filed on November 7, 2005, File No. 1-11373)
10	.3.10	Form of Directors’ Restricted Share Units Agreement under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan, as amended (grants made in November 2006 and December 2006) (incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed on November 13, 2006, File No. 1-11373)
10	.4.1	Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.52 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, File No. 1-11373)
10	.4.2	Second Amendment to the Cardinal Health, Inc. Broadly-based Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.4.2 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.5.1	Cardinal Health Deferred Compensation Plan, amended and restated effective January 1, 2005 (incorporated by reference to Exhibit 10.02 to the Company’s Current Report on Form 8-K filed on December 14, 2004, File No. 1-11373)
10	.5.2	Amendment to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2005 (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on December 22, 2005, File No. 1-11373)
10	.5.3	First Amendment to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2005 (incorporated by reference to Exhibit 10.03 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, File No. 1-11373)
10	.5.4	Second Amendment to the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2005 (incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, File No. 1-11373)
10.6		Cardinal Health, Inc. Global Employee Stock Purchase Plan, as amended and restated effective as of May 10, 2006 (incorporated by reference to Exhibit 10.04 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, File No. 1-11373)
10	.7.1	Cardinal Health, Inc. Amended and Restated Management Incentive Plan (incorporated by reference to Exhibit 10.02 to the Company’s Current Report on Form 8-K filed on November 13, 2006, File No. 1-11373)

Exhibit
Number		Exhibit Description

10	.7.2	First Amendment to the Cardinal Health, Inc. Amended and Restated Management Incentive (incorporated by reference to Exhibit 10.7.2 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10.8		Cardinal Health, Inc. Long-Term Incentive Cash Program for Fiscal Years 2006-2008 (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on August 7, 2006, File No. 1-11373)
10.9		Cardinal Health, Inc. Long-Term Incentive Cash Program (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 13, 2007, File No. 1-11373)
10.10		Cardinal Health, Inc. Policy Regarding Shareholder Approval of Severance Agreements (incorporated by reference to Exhibit 10.09 to the Company’s Current Report on Form 8-K filed on August 7, 2006, File No. 1-11373)
10	.11.1	Employment Agreement, dated April 17, 2006, between Cardinal Health, Inc. and R. Kerry Clark (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on April 19, 2006, File No. 1-11373)
10	.11.2	Nonqualified Stock Option Agreement, dated April 17, 2006, between Cardinal Health, Inc. and R. Kerry Clark (incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed on April 19, 2006, File No. 1-11373)
10	.11.3	Restricted Share Units Agreement, dated April 17, 2006, between Cardinal Health, Inc. and R. Kerry Clark (incorporated by reference to Exhibit 10.05 to the Company’s Current Report on Form 8-K filed on April 19, 2006, File No. 1-11373)
10.12		Form of Aircraft Time Sharing Agreement between Cardinal Health, Inc. and each of R. Kerry Clark and Robert D. Walter, effective May 2, 2007 (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on May 7, 2007, File No. 1-11373)
10	.13.1	Letter providing terms of offer of employment, executed by Cardinal Health, Inc. on April 13, 2005, and confirmed by Jeffrey W. Henderson on April 13, 2005 (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on April 15, 2005, File No. 1-11373)
10	.13.2	Amendment, dated August 5, 2006, to letter providing terms of offer of employment, executed by Cardinal Health, Inc. on April 12, 2005, and confirmed by Jeffrey W. Henderson on April 13, 2005 (incorporated by reference to Exhibit 10.02 to the Company’s Current Report on Form 8-K filed on August 7, 2006, File No. 1-11373)
10	.14.1	Second Amended and Restated Employment Agreement, dated April 17, 2006, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.02 to the Company’s Current Report on Form 8-K filed on April 19, 2006, File No. 1-11373)
10	.14.2	First Amendment, dated August 2, 2006, to Second Amended and Restated Employment Agreement, dated April 17, 2006, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on August 7, 2006, File No. 1-11373)
10	.14.3	Restricted Share Units Agreement, dated October 15, 2001, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.48 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, File No. 1-11373)
10	.14.4	Nonqualified Stock Option Agreement, dated November 19, 2001, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.04 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, File No. 1-11373)
10	.14.5	Restricted Share Units Agreement, dated November 20, 2001, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, File No. 1-11373)
10	.14.6	Restricted Share Units Agreement, dated December 31, 2001, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.49 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, File No. 1-11373)
10	.14.7	Restricted Share Units Agreement, dated February 1, 2002, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.50 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, File No. 1-11373)

Exhibit
Number		Exhibit Description

10	.14.8	Restricted Share Units Agreement, dated February 1, 2002, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.51 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, File No. 1-11373)
10	.14.9	Deferred Payment Stock Appreciation Right Agreement, dated as of March 3, 2005, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on March 4, 2005, File No. 1-11373)
10	.14.10	Deferred Payment Stock Appreciation Right Agreement, dated as of August 3, 2005, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on August 5, 2005, File No. 1-11373)
10	.14.11	Nonqualified Stock Option Agreement, dated September 2, 2005, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on September 9, 2005, File No. 1-11373)
10	.14.12	Restricted Share Unit Agreement, dated September 2, 2005, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.02 to the Company’s Current Report on Form 8-K filed on September 9, 2005, File No. 1-11373)
10	.14.13	Nonqualified Stock Option Agreement, dated August 15, 2006, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.56 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10	.14.14	Restricted Share Units Agreement, dated August 15, 2006, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10	.14.15	Form of Nonqualified Stock Option Agreement, dated August 15, 2007, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on August 13, 2007, File No. 1-11373)
10	.14.16	Form of Restricted Share Units Agreement, dated August 15, 2007, between Cardinal Health, Inc. and Robert D. Walter (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on August 13, 2007, File No. 1-11373)
10	.15.1	Retention Agreement, dated as of August 31, 2004, between ALARIS Medical Systems, Inc. and David L. Schlotterbeck (incorporated by reference to Exhibit 10.36 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, File No. 1-11373)
10	.15.2	First Amendment to the Retention Agreement between ALARIS Medical Systems, Inc. and David L. Schlotterbeck, dated and effective as of November 2, 2005 (incorporated by reference to Exhibit 10.06 to the Company’s Current Report on Form 8-K filed on November 7, 2005, File No.1-11373)
10	.16.1	Letter agreement, dated November 8, 2006, and Confidentiality and Business Protection Agreement, effective as of November 8, 2006, between Cardinal Health, Inc. and Mark W. Parrish (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on November 13, 2006, File No. 1-11373)
10	.16.2	Restricted Share Units Agreement, dated November 15, 2006, between Cardinal Health, Inc. and Mark W. Parrish (incorporated by reference to Exhibit 10.02 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, File No. 1-11373)
10	.17.1	Employment Agreement, dated and effective as of November 5, 2003, between Cardinal Health, Inc. and Ronald K. Labrum (incorporated by reference to Exhibit 10.05 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, File No. 1-11373)
10	.17.2	First Amendment to Employment Agreement between Cardinal Health, Inc. and Ronald K. Labrum, dated and effective as of September 15, 2005 (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on September 21, 2005, File No. 1-11373)
10	.17.3	Letter Agreement, dated May 29, 2006, between Cardinal Health, Inc. and Ronald Labrum (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on May 30, 2006, File No. 1-11373)
10	.18.1	Employment Agreement, dated and effective as of July 26, 2004, between Cardinal Health, Inc. and J. Michael Losh (incorporated by reference to Exhibit 10.37 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, File No. 1-11373)

Exhibit
Number		Exhibit Description

10	.18.2	Nonqualified Stock Option Agreement, dated July 27, 2004, between Cardinal Health, Inc. and J. Michael Losh (incorporated by reference to Exhibit 10.71 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10.19		Form of Indemnification Agreement between Cardinal Health, Inc. and individual directors (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, File No. 1-11373)
10.20		Form of Indemnification Agreement between Cardinal Health, Inc. and individual officers (incorporated by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, File No. 1-11373)
10	.21.1	Description of outside director compensation effective February 23, 2006 (incorporated by reference to Exhibit 10.21.1 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.21.2	Description of outside director compensation effective November 7, 2007 (incorporated by reference to Exhibit 10.21.2 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.21.3	Description of other executive benefits (incorporated by reference to Exhibit 10.21.3 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10.22		Memorandum of Understanding, dated June 29, 2007, to settle derivative actions (incorporated by reference to Exhibit 10.22 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.23.1	Issuing and Paying Agency Agreement, dated August 9, 2006, between Cardinal Health, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.01 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10	.23.2	First Amendment to Issuing and Paying Agency Agreement, dated February 28, 2007, between Cardinal Health, Inc. and The Bank of New York (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on March 6, 2007, File No. 1-11373)
10	.23.3	Commercial Paper Dealer Agreement, dated August 9, 2006, between Cardinal Health, Inc. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.02 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10	.23.4	First Amendment to Commercial Paper Dealer Agreement, dated February 28, 2007, between Cardinal Health, Inc. and J.P. Morgan Securities Inc. (incorporated by reference to Exhibit 10.02 to the Company’s Current Report on Form 8-K filed on March 6, 2007, File No. 1-11373)
10	.23.5	Commercial Paper Dealer Agreement, dated August 9, 2006, between Cardinal Health, Inc. and Banc of America Securities LLC (incorporated by reference to Exhibit 10.03 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10	.23.6	First Amendment to Commercial Paper Dealer Agreement, dated February 28, 2007, between Cardinal Health, Inc. and Banc of America Securities LLC (incorporated by reference to Exhibit 10.03 to the Company’s Current Report on Form 8-K filed on March 6, 2007, File No. 1-11373)
10	.23.7	Commercial Paper Dealer Agreement, dated August 9, 2006, between Cardinal Health, Inc. and Wachovia Capital Markets, LLC (incorporated by reference to Exhibit 10.04 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10	.23.8	First Amendment to Commercial Paper Dealer Agreement, dated February 28, 2007, between Cardinal Health, Inc. and Wachovia Capital Markets, LLC (incorporated by reference to Exhibit 10.04 to the Company’s Current Report on Form 8-K filed on March 6, 2007, File No. 1-11373)
10	.23.9	Commercial Paper Dealer Agreement, dated August 9, 2006, between Cardinal Health, Inc. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.05 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, File No. 1-11373)
10	.23.10	First Amendment to Commercial Paper Dealer Agreement, dated February 28, 2007, between Cardinal Health, Inc. and Goldman, Sachs & Co. (incorporated by reference to Exhibit 10.05 to the Company’s Current Report on Form 8-K filed on March 6, 2007, File No. 1-11373)

Exhibit
Number		Exhibit Description

10.24		Five-year Credit Agreement, dated as of January 24, 2007, between the Company, certain lenders, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank N.A. and Barclays Bank PLC, as Syndication Agents, Morgan Stanley Bank and Deutsche Bank Securities Inc., as Documentation Agents, and Banc of America Securities LLC, J.P.Morgan Securities, Inc. and Barclays Capital, as Joint Lead Arrangers and Book Managers (incorporated by reference to Exhibit 10.01 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, File No. 1-11373)
10	.25.1	Second Amended and Restated Receivables Purchase Agreement, dated as of October 31, 2006, by and among Cardinal Health Funding, LLC, Griffin Capital, LLC, each entity signatory thereto as a Conduit, each entity signatory thereto as a Financial Institution, each entity signatory thereto as a Managing Agent and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as the Agent (incorporated by reference to Exhibit 10.01 to the Company’s Current Report on Form 8-K filed on November 6, 2006, File No. 1-11373)
10	.25.2	Omnibus Amendment, dated as of June 20, 2007, by and among Cardinal Health Funding, LLC, Griffin Capital, LLC, each entity signatory hereto as a Conduit, each entity signatory hereto as a Financial Institution, each entity signatory hereto as a Managing Agent and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Main Office Chicago)), as the Agent (incorporated by reference to Exhibit 10.25.2 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
10	.25.3	Second Amended and Restated Performance Guaranty, dated as of June 20, 2007, executed by Cardinal Health, Inc. in favor of Cardinal Health Funding, LLC (incorporated by reference to Exhibit 10.25.3 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
12.1		Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
21.1		List of Subsidiaries of Cardinal Health, Inc. (incorporated by reference to Exhibit 21.1 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)
23.1		Consent of Independent Registered Public Accounting Firm**
23.2		Consent of Baker & Hostetler LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on signature page)
25.1		Form T-1 Statement of Eligibility of The Bank of New York Trust Company, N.A. to act as Trustee**
99.1		Form of Letter of Transmittal**
99.2		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees***
99.3		Form of Letter to Clients***
99.4		Form of Notice of Guaranteed Delivery***
99.5		Guidelines for Certification of Taxpayer Identification Number on Substitute W-9 (included in Exhibit 99.1)
99.6		Final Judgment as to Defendant Cardinal Health, Inc. entered on August 2, 2007 in the United States District Court for the Southern District of New York related to settlement of the SEC investigation (incorporated by reference to Exhibit 99.2 to Cardinal Health, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, File No. 1-11373)

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

**	Filed herewith.

***	Previously filed.